EXHIBIT 2

HIRSCH HOLDINGS, INC.

Subscription Agreement

SUBSCRIPTION AGREEMENT made as of this          day of                   , 2009 between Hirsch Holdings, Inc., a Delaware corporation with its principal offices at 50 Engineers Road, Hauppauge, New York 11788 (the “Company”), and the undersigned (“Subscriber”).

WHEREAS, the Company is offering units of preferred and common shares in the Company (the “Units”) to certain qualified individual investors (the “Offering”); and

WHEREAS, Subscriber desires to acquire the Units set forth on subscription certificate annexed hereto;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.              SUBSCRIPTION FOR UNITS AND REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

1.1           Subject to the terms and conditions hereinafter set forth, Subscriber hereby subscribes for and agrees to purchase from the Company such Units as is set forth upon the Subscription Certificate annexed to this Agreement at the price per Unit specified in the Subscription Certificate, and the Company agrees to sell such Units to Subscriber for said purchase price subject to the Company’s right to sell to Subscriber such lesser number of Units as it may, in its sole discretion, deem necessary or desirable.  The purchase price is payable by certified or bank check made payable to Hirsch Holdings, Inc., contemporaneously with the execution and delivery of this Subscription Agreement with respect to the Units; provided, however that the Company may agree to accept, in its sole discretion, securities or other property or services in lieu of cash.

1.2           Subscriber recognizes that the purchase of the Units involves a high degree of risk in that (i) an investment in the Company is speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Units; (ii) there may be no means of liquidating the investment; and (iii) transferability of the Units is extremely limited, as well as other risk factors, as more fully set forth in Annex A hereto and in information made available by the Company in relation to the Offering (collectively the “Offering Information”).

1.3           Subscriber represents that it is one of the following:

☐            High Net Worth Natural Person.  Subscriber is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000.

☐            High Income Natural Person.  Subscriber is a natural person who had an individual income in excess of $200,000 in each of the last two calendar years, or joint income with that person’s spouse, in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in this calendar year.

☐            Certain Corporations, LLCs or Partnerships.  Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered by the Company, with total assets in excess of $5,000,000.

☐            Entities in which all of the Equity Owners are one of the above.  Subscriber is an entity, all of whose equity owners consist of High Net Worth Natural Persons, High Net Income Natural Persons or Certain Corporations, LLCs or Partnerships, as described above.

1.4           Subscriber acknowledges that Subscriber has prior investment experience, including investment in non-listed and non-registered securities, or he has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company both to Subscriber and to all other prospective investors in the Units and to evaluate the merits and risks of such an investment on his behalf, and that Subscriber recognizes the highly speculative nature of this investment.

1.5           Subscriber acknowledges receipt and careful review of the Offering Information, this Agreement (including Annex A – Risk Factors) and the accompanying Stockholders Agreement (the “Offering Documents”) and hereby represents that Subscriber has been furnished by the Company during the course of this transaction with all information regarding the Company which Subscriber had requested or desired to know; that all documents which could be reasonably provided have been made available for Subscriber inspection and review; that Subscriber has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the offering, and any additional information which Subscriber had requested.

1.6           Subscriber acknowledges that this offering of Units may involve tax consequences and that any information in the Offering Documents concerning general U.S. tax consequences does not constitute tax advice of any sort to the Subscriber.  Subscriber specifically acknowledges that Subscriber has retained his or her own professional advisors to evaluate the tax and other consequences of  exercising the Rights and investing in the Units.

1.7           Subscriber acknowledges that this offering of Units has not been registered with or reviewed by the United States Securities and Exchange Commission (“SEC”) or with any state securities commission because the Company is making this offering as a private (limited) offering under Section 4(2) of the Securities Act of 1933, as amended and similar provisions of applicable state law.

1.8           Subscriber consents to the placement of a legend on any certificate or other document evidencing the Units stating that they have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof.  Subscriber further acknowledges that the Stockholders Agreement contains provisions regarding both restrictions on transfer and mandatory transfer.

1.9           Subscriber understands that the Company will review this Subscription Agreement and is hereby given authority by the undersigned to call Subscriber’s bank or place of employment or otherwise review the financial standing of Subscriber; and it is further agreed that the Company reserves the unrestricted right to reject or limit any subscription and to close the offer at any time.

1.10         Subscriber hereby represents that the address of Subscriber furnished at the end of this Subscription Agreement is the undersigned’s principal residence or the address of its principal place of business, as applicable.

1.11         Subscriber hereby represents that, except as set forth in the Offering Documents, no representations or warranties have been made to Subscriber by the Company or any agent, employee or affiliate of the Company and in entering into this transaction, Subscriber is not relying on any information, other than that contained in the Offering Documents and the results of independent investigation by Subscriber.

1.12         Subscriber acknowledges that the number of Units offered may be decreased at the discretion of the Company.

II.            REPRESENTATIONS BY THE COMPANY

2.1           The Company represents and warrants to Subscriber that as of the date hereof:

(a)           The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has the corporate power to conduct the business which it conducts and proposes to conduct and is qualified to do business in New York.

(b)           The distribution of the Offering Materials by the Company has been duly approved by the Board of Directors of the Company and all other actions required to authorize and effect the offer and sale of the Units will have been duly taken and approved.

(c)           The common shares and preferred shares underlying the Units have been duly and validly authorized and when issued and paid for in accordance with the terms hereof, will be valid and binding obligations of the Company enforceable in accordance with their respective terms.

III.           CLOSING

3.1           The closing of the offering of the Units will take place at such time and place as may be selected by the Company (the “Closing”).

IV.           GENERAL PROVISIONS

4.1           Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company, 50 Engineers Road, Hauppauge, New York 11788, Attention:  Paul Gallagher, and to Subscriber at Subscriber’s address indicated on the last page of this Subscription Agreement.  Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

4.2           This Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Subscription Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

4.3           This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.  This Subscription Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

4.4           Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York, as applicable to contracts executed and to be performed entirely within the State of New York.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Subscription Agreement shall be adjudicated before a court located in New York City and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in Suffolk County, New York and of the federal courts in the Eastern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Subscription Agreement or any acts or omissions relating to the sale of the shares hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as shall be furnished in writing to the other.

4.5           This Subscription Agreement may be executed in counterparts.  Upon the execution and delivery of this Subscription Agreement by Subscriber, this Subscription Agreement shall become a binding obligation of Subscriber with respect to the purchase of Units as herein provided; subject, however, to the right hereby reserved to the Company to enter into the same agreements with other subscribers and to add and/or to delete other persons as subscribers.

4.6           The holding of any provision of this Subscription Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Subscription Agreement, which shall remain in full force and effect.

4.7           It is agreed that a waiver by either party of a breach of any provision of this Subscription Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

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IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year first written above.

For Individuals:

Signature of Subscriber

Name of Subscriber [please print]

Address of Subscriber

Social Security or Taxpayer Identification Number of Subscriber

For Entities:

Name of
Entity:

By:
Name:
Title:

Address of Subscribing Entity

Taxpayer Identification Number of Subscriber (EIN)

HIRSCH HOLDINGS, INC.

By:
Name: Paul Gallagher
Title: President

Please return this executed Subscription Agreement (together with the Subscription Certificate and Subscription Price for the Units to be acquired) to the Company at 50 Engineers Road, Hauppauge, New York 11788, Attention: Paul Gallagher.

A counterpart copy of this document executed by the Company will be returned to you following the conclusion of the Offering.

SUBSCRIPTION CERTIFICATE

1.             I, the undersigned, hereby agree to subscribe for                Units (each such Unit to consist of one share of the Common Stock, par value $.01 per share of Hirsch Holdings, Inc. (the “Company”) and four (4) shares of Preferred Stock, par value $.01 per share) at the price of $1,000.00 per Unit (the “Purchase Price”).

2.             I understand that the Company may, in its discretion, reduce (but not increase) my subscription amount.

3.             I understand that upon notification from the Company that my subscription has been accepted and the time and place of the Closing that I will be required to deliver a check to the Company in an amount equal to the number of Units for which I have subscribed (unless I have been advised that my subscription has been reduced to a lower number) multiplied by the Purchase Price.  I understand that in return therefore, I will be issued legended share certificates, representing the Common Stock and Preferred Stock for which I have subscribed.

4.             I understand that the Company may, in its sole and absolute discretion, accept securities, accounts receivables or other valuable consideration in payment for Units from me or from other subscribers.

5.             I understand that as a condition to the Company’s receipt of debt financing from one or more lenders that I may be required to execute and deliver to such lender a subordination agreement that specifically states, inter alia, that my interests as an equity holder in the Company are subordinate to the priority interests of the lender, in connection with its advance of funds to the Company.

Date:	, 2009

For Individual Signatories:

Name:

For Entities:

Name of Entity:

By:
Name:
Title:

ANNEX A

Risk Factors

In connection with your consideration of a potential investment in Units of Hirsch Holdings, Inc. (the “Company”) you should be aware that there are significant risks involved.  An investment in the Company is speculative and should only be made by persons who can afford to lose their entire investment.

An investor should consider the following factors in determining whether or not to acquire Units:

1.             Business of Hirsch International Corp.

Hirsch International Corp. (“Hirsch”) will become a wholly owned subsidiary of the Company upon the closing of the proposed merger between HIC Acquisition Co. and Hirsch (the “Merger”).  The business of Hirsch has been under significant pressure and Hirsch recorded a loss of nearly $5 million through June 30, 2009.  Potential investors in the Company should carefully review the “Risk Factors” section of Hirsch’s Form 10-K for the year-ended December 31, 2008 (“10-K”).  In addition, potential investors should also review Hirsch’s quarterly report on Form 10-Q for the period ended June 30, 2009 (10-Q”), as well as the definitive proxy statement in respect of the Merger dated September 23, 2009 (“Definitive Proxy Statement”), as these documents contain detailed information regarding Hirsch’s current business and outlook.  Each of the 10-K, 10-Q and Definitive Proxy Statement may be found on the SEC’s website at www.sec.gov or are available upon request from the Company.

2.             Borrowing by the Company and Hirsch; Subordination Agreements

The Company is negotiating an asset based lending facility with Keltic Financial Partners II, LP (“Keltic”) in connection with the acquisition of Hirsch in the Merger and the operation of the business of Hirsch thereafter.  This facility will be secured by, among other things, all of the Company’s shares in Hirsch (after the completion of the Merger) and substantially all of the assets of Hirsch.   Investors should be aware that the Company and Hirsch would be significantly leveraged.

In addition, Keltic may require, in connection with the borrowing, that each investor execute a subordination agreement, expressly subordinating their interests to the interests of Keltic with respect to loans advanced by Keltic.

3.             Limited Liquidity.

The Units, each consisting of one (1) share of the Common Stock, par value $.01 per share (“Common Shares”) and four (4) shares of Preferred Stock, par value $.01 per share (“Preferred Shares” and, together with the Common Shares, the “Shares”) offered hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be reoffered or resold unless an exemption from the registration requirements of the Securities Act (and corresponding state law) is

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available. Shares may be pledged, assigned, hypothecated or otherwise transferred only pursuant to the terms of the Stockholders Agreement entered into by the holders of the Shares and the Company.  No market exists or is anticipated will exist for the Shares, and the Shares only are redeemable by the Company at its election.

4.             Governance Structure.

Under the terms of the Stockholders Agreement Paul Gallagher has the sole power to nominate all directors to the board of directors of the Company, and in combination with his role as Chief Executive Officer of the Company, therefore has the sole discretion to make effectively all important decisions regarding the business and operations of the Company through contractual arrangements and delegation of authority to officers and agents of the Company.  Further, borrowing agreements being negotiated with Keltic will effectively require Paul Gallagher to (i) remain as President and CEO of the Company and (ii) to continue to own at least a majority of the voting Shares of the Company.  As a result, holders of Shares (other than Paul Gallagher) will have limited influence on the business and affairs of the Company and limited ability to effect a change of control of the Company.

5.             Stockholders Agreement.

As noted, each investor will be required to enter into a Stockholders Agreement among the Company and each other holder of Preferred Shares and Common Shares.  The Stockholders Agreement provides, among other things, certain provisions for the governance of the Company and limits the transferability of the Preferred Shares and Common Shares.  The Stockholders Agreement also provides for: (i) certain preemptive rights, (ii) rights of first offer on most transfers and (iii) certain drag-along and tag along features.

6.             Terms of the Preferred Shares

Investors should carefully consider the terms of the Preferred Shares which constitute the bulk of an investor’s investment in the Units of the Company.  The terms of the Preferred Stock provides, among other things, that dividends (and any liquidation amount) may only be paid at such time as the Company’s debt facilities allow dividends or other distributions to be paid.  The Company is currently negotiating a facility agreement with Keltic and anticipates that the final terms of that borrowing agreement will preclude distributions to stockholders during the term of the Agreement.  There are no borrowing limitations in the Company’s charter documents.

The terms of the Preferred Shares provide for a Company buy-back right exercisable by the Company for all (but not less than all) of the Preferred Shares any time after the fifth anniversary of the initial issuance of the Preferred Shares at a price of 102% of the then applicable Liquidation Amount as defined.  The Preferred Shares having no voting rights (other than those provided under the Delaware General Corporation Law) and no right to participate in the Company’s results, other than in respect of the stated dividend (if and when payable) and the applicable Liquidation Amount.

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The Preferred Shares are not convertible into Common Shares.

Investors should carefully review the terms of the Preferred Shares that are contained in the Company’s proposed Amended and Restated Certificate of Incorporation.

7.             Control; Valuations

As noted above, the borrowing arrangements with Keltic will effectively require Paul Gallagher to remain CEO and President of the Company during the term of the loan agreement and for Mr. Gallagher to retain at least a majority of the outstanding voting Shares (Common Shares) of the Company.

If the proposed offering is fully subscribed, Mr. Gallagher will own 60% of the outstanding Common Shares (3,000 shares) and no Preferred Shares and all other stockholders will own 2,000 Common Shares and 8,000 Preferred Shares.  If the offering is fully subscribed, other shareholders will have contributed $2,000,0000 in cash (or shares or other property acceptable to the Company) for their 2,000 Units (i.e., 2,000 Common Shares and 8,000 Preferred Shares).

Mr. Gallagher will have received his 3,000 Common Shares in the Company in return for (i) his contribution of his existing equity in Hirsch (697,899 Class A Common Shares), (ii) his efforts in establishing and the Company, initiating and prompting the Merger and (iii) his agreement to personally guarantee the Keltic financing.

No formal valuation of the Company has been made and no opinion of any investment bank or other appraiser has been obtained in connection with this Offering or the proposed capitalization of the Company in connection with the Merger.

8.             Future Events

Neither the Company nor Mr. Gallagher can make, or is making hereby, any guarantee of the future performance of the Company.  As noted in the Risk Factors section of  the 10-K (and elsewhere), Hirsch’s business faces significant challenges and there is no assurance that this business will return to profitability in the future.

Investors are cautioned to consider the risks described herein and in the 10-K in determining whether or not to make an investment in the Company.

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